Exhibit 2.1

DESCRIPTION OF SECURITIES
REGISTERED UNDER SECTION 12 OF THE EXCHANGE ACT
As of December 31, 2020, the class A exchangeable subordinate voting shares of Brookfield Infrastructure Corporation were registered under Section 12(b) of the Exchange Act and were listed for trading on the New York Stock Exchange under the ticker “BIPC.”
The following is a description of the material terms of our exchangeable shares and our articles and is qualified in its entirety by reference to all of the provisions of our articles. Because this description is only a summary of the terms of our exchangeable shares and our articles, it does not contain all of the information that you may find useful. For more complete information, you should read our articles, which are available electronically on the website of the SEC at www.sec.gov and our Canadian System for Electronic Document Analysis and Retrieval (SEDAR) profile at www.sedar.com and will be made available to our holders as described under Item 10.H “Documents on Display” in our most recent annual report on Form 20-F (as may be amended, the “Annual Report”). Capitalized terms used but not defined herein have the meanings given to them in the Annual Report. All references to “$” are to U.S. dollars and “C$” are to Canadian dollars.
Description of our Share Capital
Our authorized share capital consists of (i) an unlimited number of exchangeable shares; (ii) an unlimited number of class B shares; (iii) an unlimited number of class C shares; (iv) an unlimited number of class A senior preferred shares (issuable in series); and (v) an unlimited number of class B junior preferred shares (issuable in series), which, together with the class A senior preferred shares, we refer to as the preferred shares.
As of the date hereof, approximately 45 million exchangeable shares, one class B share, 1.4 million class C shares and no preferred shares are issued and outstanding. Brookfield Infrastructure holds all of the class B shares, having a 75% voting interest in our company, and class C shares, which entitle the partnership to all of the residual value in our company after payment in full of the amount due to holders of exchangeable shares and class B shares and subject to the prior rights of holders of preferred shares. In addition, Brookfield holds, directly and indirectly, approximately 19.3% of our exchangeable shares.
Exchangeable Shares
The following description of exchangeable shares sets forth certain general terms and provisions of exchangeable shares. This description is in all respects subject to and qualified in its entirety by applicable law and the provisions of our company’s articles. Each exchangeable share is intended to provide its holder with an economic return that is equivalent to that of a unit. Consequently, we expect that the market price of our exchangeable shares will be impacted by the market price of the units and the combined business performance of our group as a whole.
Voting
Except as otherwise expressly provided in the articles or as required by law, each holder of exchangeable shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of exchangeable shares is entitled to cast one vote for each exchangeable share held at the record date for determination of shareholders entitled to vote on any matter. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.
Holders of exchangeable shares hold an aggregate 25% voting interest in our company.
Dividends
The holders of exchangeable shares are entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares and any other shares ranking senior to the exchangeable shares with respect to priority in payment of dividends. Each exchangeable share will receive identical dividends to the distributions paid on each unit.

Subject to the prior rights of holders of all classes and series of preferred shares at the time outstanding having prior rights as to dividends, and in preference to the class C shares, each exchangeable share entitles its holder to cumulative dividends per share in a cash amount equal in value to (i) the amount of any distribution made on a unit multiplied by (ii) the conversion factor (which is currently one, subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership) determined in accordance with our articles and in effect on the record date of such dividend, which we refer to as the exchangeable dividend (see below “—Adjustments to Reflect Certain Capital Events”). The record and payment dates for the dividends on the exchangeable shares, to the extent not prohibited by applicable law, shall be the same as the record and payment dates for the distributions upon the units.
If the full amount of an exchangeable dividend is not declared and paid concurrently with a distribution on the units, then the undeclared or unpaid amount of such exchangeable dividend shall accrue and accumulate (without interest), whether or not our company has earnings, whether or not there are funds legally available for the payment thereof and whether or not such exchangeable dividend has been earned, declared or authorized. Any exchangeable dividend payment made shall first be credited against the earliest accumulated but unpaid exchangeable dividends due which remain payable, which we refer to as unpaid dividends. All exchangeable dividends shall be paid prior and in preference to any dividends or distributions on the class C shares. The holders of exchangeable shares shall not be entitled to any dividends from our company other than the exchangeable dividends.
Exchange by Holder
Holders of exchangeable shares have the right to exchange all or a portion of their exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our group). If you hold exchangeable shares through a broker, please contact your broker to request an exchange on your behalf. If you are a registered holder of exchangeable shares, please contact the transfer agent and follow the process described below.
Each holder of exchangeable shares who wishes to exchange one or more of his or her exchangeable shares for units or its cash equivalent is required to complete and deliver a notice of exchange in the form available from our transfer agent. Upon receipt of a notice of exchange, our company shall, within ten (10) business days after the date that the notice of exchange is received by our transfer agent, deliver to the tendering holder of exchangeable shares, in accordance with instructions set forth in the notice of exchange, one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of our company). Upon completion of the exchange of any exchangeable shares as described herein, the holder of exchangeable shares who has exchanged their exchangeable shares will have no further right, with respect to any exchangeable shares so exchanged, to receive any dividends on exchangeable shares with a record date on or after the date on which such exchangeable shares are exchanged.

Notwithstanding the paragraph above, when a notice of exchange has been delivered to us by or on behalf of a tendering holder of exchangeable shares, we will promptly, and in any event, within one (1) business day after receipt thereof, deliver to each of Brookfield and the partnership a written notification of our receipt of such notice of exchange setting forth the identity of the holder of exchangeable shares who wishes to exchange such exchangeable shares and the number of exchangeable shares to be exchanged. The partnership may elect to satisfy our exchange obligation by acquiring all of the tendered exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustments in the event of certain dilutive or other capital events by our company or the partnership as described below in “—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the date that the request for exchange is received by our transfer agent (or if not a trading day, the next trading day thereafter) plus all unpaid dividends, if any (the form of payment to be determined at the sole election of the partnership). If the partnership elects to satisfy our exchange obligation, it shall, within three (3) business days from the receipt of the holder’s notice of exchange, provide written notice to our transfer agent of its intention to satisfy the exchange obligation and shall satisfy such obligation within ten (10) business days from the date that the notice of exchange is received by our transfer agent by delivering to such holder of exchangeable shares the units or its cash equivalent. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
In the event that a tendering holder of exchangeable shares has not received the number of units or its cash equivalent (the form of payment to be determined by us or the partnership in each of their sole discretion) in satisfaction of the tendered exchangeable shares, then such tendering holder of exchangeable shares will be entitled to receive the equivalent of such cash amount or units amount from Brookfield pursuant to the Rights Agreement until March 31, 2025. In this scenario, the tendered exchangeable shares will be delivered to the rights agent in exchange for the delivery of the equivalent of the cash amount or units amount from a collateral account of Brookfield administered by the rights agent. See Item 7.B “Related Party Transactions—Relationship with Brookfield—Rights Agreement” in the Annual Report for a further description of the Rights Agreement. Pursuant to the Rights Agreement, the partnership has agreed to indemnify Brookfield, in its capacity as selling securityholder, for certain liabilities under applicable securities laws concerning selling securityholders, in connection with any units delivered by Brookfield pursuant to the Rights Agreement.
No Fractional Units. No fractional units will be issued or delivered upon exchange of exchangeable shares. In lieu of any fractional units to which the tendering holder of exchangeable shares would otherwise be entitled at our group’s election, our group will pay an amount in cash equal to the unit value on the trading day immediately preceding the exchange date multiplied by such fraction of a unit.
Conversion of Tendered Exchangeable Shares. Brookfield Infrastructure is entitled at any time to have any or all exchangeable shares acquired by Brookfield Infrastructure converted into class C shares on a one-for-one basis. With each acquisition by the partnership of exchangeable shares and/or the election by the partnership to convert these acquired shares for shares of class C shares, the partnership’s indirect ownership interest in our company will increase.
Adjustments to Reflect Certain Capital Events. The conversion factor (which is currently one) is subject to adjustment in accordance with our company’s articles to reflect certain capital events, including (i) if the partnership or our company declares or pays a distribution to its unitholders consisting wholly or partly of units or a dividend to its shareholders consisting wholly or partly of exchangeable shares, as applicable, without a corresponding distribution or dividend, as applicable, being declared or paid by the other entity; (ii) if the partnership or our company splits, subdivides, reverse-splits or combines its outstanding units or exchangeable shares, as applicable, without a corresponding event occurring at the other entity; (iii) if the partnership or our company distributes any rights, options or warrants to all or substantially all holders of its units or exchangeable shares to convert into, exchange for or subscribe for or to purchase or to otherwise acquire units or exchangeable shares (or other securities or rights convertible into, exchangeable for or exercisable for units or exchangeable shares), as applicable, without a corresponding distribution of rights, options or warrants by the other entity; (iv) if the partnership distributes to all or substantially all holders of units evidences of its indebtedness or assets (including securities), or assets or rights, options or warrants to convert into, exchange for or subscribe for or to purchase or to otherwise acquire such securities but excluding all distributions where a comparable distribution (or the cash equivalent) is made by our company; or (v) if the partnership or one of its subsidiaries makes a payment in respect of a tender or exchange offer for the units (but excluding for all purposes any exchange or tender offer to exchange units for exchangeable shares or any other security economically equivalent to units), to the extent that the cash and value of any other consideration included in the payment per unit exceeds certain thresholds.

Redemption by Issuer
Our board has the right upon sixty (60) days’ prior written notice to holders of exchangeable shares to redeem all of the then outstanding exchangeable shares at any time and for any reason, in its sole discretion and subject to applicable law, including without limitation following the occurrence of any of the following redemption events: (i) the total number of exchangeable shares outstanding decreases by 50% or more over any twelve-month period; (ii) a person acquires 90% of the units in a take-over bid (as defined by applicable securities law); (iii) unitholders of the partnership approve an acquisition of the partnership by way of arrangement or amalgamation; (iv) unitholders of the partnership approve a restructuring or other reorganization of the partnership; (v) there is a sale of all or substantially all of the partnership assets; (vi) there is a change of law (whether by legislative, governmental or judicial action), administrative practice or interpretation, or a change in circumstances of our company and our shareholders, that may result in adverse tax consequences for our company or our shareholders; or (vii) our board, in its sole discretion, concludes that the unitholders of the partnership or holders of exchangeable shares are adversely impacted by a fact, change or other circumstance relating to our company. For greater certainty, unitholders do not have the ability to vote on such redemption and the board’s decision to redeem all of the then outstanding exchangeable shares will be final. In addition, the holder of class B shares may deliver a notice to our company specifying a redemption date upon which our company shall redeem all of the then outstanding exchangeable shares, and upon sixty (60) days’ prior written notice from our company to holders of the exchangeable shares and without the consent of holders of exchangeable shares, our company shall be required to redeem all of the then outstanding exchangeable shares on such redemption date, subject to applicable law.
Upon any such redemption event, the holders of exchangeable shares shall be entitled to receive pursuant to such redemption one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).
Notwithstanding the foregoing, upon any redemption event, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of the partnership). Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Liquidation
Upon any liquidation, dissolution or winding up of our company, and subject to the prior rights of holders of all classes and series of preferred shares and any other class of shares of our company ranking in priority or ratably with the exchangeable shares and after the payment in full to (i) any holder of exchangeable shares or class C shares that has submitted a notice of the exercise of the exchange rights described above at least ten (10) days prior to the date of the liquidation, dissolution or winding up (or in the case of the class B shares, thirty (30) days prior to the date of the liquidation, dissolution or winding up) and (ii) any unpaid dividends, the holders of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company). If, upon any such liquidation, dissolution or winding up, the assets of our company are insufficient to make such payment in full, then the assets of our company will be distributed among the holders of exchangeable shares ratably in proportion to the full amounts to which they would otherwise be respectively entitled to receive.

Notwithstanding the foregoing, upon any liquidation, dissolution or winding up of our company, the partnership may elect to acquire all of the outstanding exchangeable shares for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of our company. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Automatic Redemption upon Liquidation of the Partnership
Upon any liquidation, dissolution or winding up of the partnership, including where substantially concurrent with a liquidation, dissolution or winding up of our company, all of the then outstanding exchangeable shares will be automatically redeemed by us on the day prior to the liquidation, dissolution or winding up of the partnership. Each holder of exchangeable shares shall be entitled to one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price of one unit on the trading day immediately preceding the announcement of such redemption plus all unpaid dividends, if any (the form of payment to be determined at the election of our company).
Notwithstanding the foregoing, upon any such redemption, the partnership may elect to acquire all of the outstanding exchangeable shares in exchange for one unit per exchangeable share held (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) plus all unpaid dividends, if any. The acquisition by the partnership of all the outstanding exchangeable shares will occur on the day prior to the effective date of the liquidation, dissolution or winding up of the partnership. Unitholders are not entitled to vote on the partnership’s exercise of the overriding call right described in the preceding sentences.
Book-Based System
The exchangeable shares are uncertificated. Registration of ownership and transfers of the exchangeable shares may be effected through the book-based system administered by the transfer agent, CDS Clearing and Depository Services Inc., or CDS, or DTC, as applicable.
Treatment of Exchangeable Shares in Connection with a Takeover Bid, Issuer Bid or Tender Offer
The exchangeable shares are not units and will not be treated as units for purposes of the application of applicable Canadian or U.S. rules relating to takeover bids, issuer bids and tender offers. Units and exchangeable shares are not securities of the same class. As a result, holders of exchangeable shares will not be entitled to participate in an offer or bid made to acquire units, unless such offer is extended to holders of exchangeable shares and holders of units will not be entitled to participate in an offer or bid made to acquire exchangeable shares, unless such offer is extended to holders of units. In the event of a takeover bid for units, a holder of exchangeable shares who would like to participate would be required to tender his or her exchangeable shares for exchange, in order to receive a unit, or the cash equivalent, at the election of our group, pursuant to the exchange right. If an issuer tender offer or issuer bid is made for the units at a price in excess of the market price of the units and a comparable offer is not made for the exchangeable shares, then the conversion factor for the exchangeable shares may be adjusted. See “—Exchange by Holder—Adjustments to Reflect Certain Capital Events” for more information on the circumstances in which adjustments may be made to the conversion factor.
Class B Shares
The following description of class B shares sets forth certain general terms and provisions of class B shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.

Voting
Except as otherwise expressly provided in our articles or as required by law, each holder of class B shares is entitled to receive notice of, and to attend and vote at, all meetings of our shareholders. Each holder of class B shares is entitled to cast a number of votes per class B share equal to: (i) the number that is three times the number of exchangeable shares then issued and outstanding divided by (ii) the number of class B shares then issued and outstanding. The effect of the foregoing is that the holders of the class B shares are entitled to cast, in the aggregate, a number of votes equal to three times the number of votes attached to the exchangeable shares. Except as otherwise expressly provided in the articles or as required by law, the holders of exchangeable shares and class B shares will vote together and not as separate classes.
Dividends
Except as provided in the following sentence, the holders of class B shares will not be entitled to receive dividends. In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class B shares consisting of class B shares.
Liquidation
Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of all classes and series of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “—Exchangeable Shares—Liquidation” above, the holders of class B shares shall be entitled to, and in preference to the class C shares, receive one unit per class B share held (subject to adjustment to effect certain capital events as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) or its cash equivalent based on the NYSE closing price on the trading day immediately preceding announcement of such liquidation, dissolution or winding up (the form of payment to be determined at the election of our company).
Redemption by Holder
Holders of class B shares have the right to tender all or a portion of their class B shares for cash for each class B share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have thirty (30) days to deliver the cash amount to the exchanging holder.
Restrictions on Transfer
The class B shares may only be transferred to the partnership or persons controlled by the partnership.
Class C Shares
The following description of class C shares sets forth certain general terms and provisions of class C shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.
Voting
Except as otherwise expressly provided in our articles or as required by law, each holder of a class C share shall be entitled to notice of, and to attend, any meetings of shareholders of the company, but shall not otherwise be entitled to vote at any such meetings.
Dividends
The holders of class C shares are entitled to receive dividends as and when declared by our board subject to the special rights of the holders of all classes and series of the preferred shares, exchangeable shares any other shares ranking senior to the class C shares with respect to priority in payment of dividends.

Subject to the prior rights of holders of all classes and series of preferred shares and the exchangeable shares at the time outstanding having prior rights as to dividends, each class C share entitles its holder to dividends as and when declared by our board, which we refer to as the class C dividend. The record and payment dates for the dividends or other distributions upon the class C shares, to the extent not prohibited by applicable law, shall be substantially the same as the record and payment dates for the dividends or other distributions upon the units.
In the event a dividend is declared and paid on the exchangeable shares consisting of exchangeable shares, the board shall, subject to applicable law, contemporaneously declare and pay an equivalent dividend on the class C shares consisting of class C shares.
Liquidation
Upon any liquidation, dissolution or winding up of our company, subject to the prior rights of holders of preferred shares and after the payment in full of the amount due to the holders of exchangeable shares described under the section entitled “—Exchangeable Shares—Liquidation” and the holders of class B shares described under the section entitled “—Class B Shares—Liquidation”, the remaining assets and property of our company will be distributed among the holders of class C shares.
Redemption by Holder
Holders of class C shares have the right to tender all or a portion of their class C shares for cash in an amount for each class C share equal to the NYSE closing price of one unit (subject to adjustment in the event of certain dilutive or other capital events by our company or the partnership as described above in “—Exchange by Holder—Adjustments to Reflect Certain Capital Events”) on the date of the request for redemption. Upon receipt of a request for redemption, we will have ten (10) days to deliver the cash amount to the exchanging holder.
Restrictions on Transfer
The class C shares may only be transferred to the partnership or persons controlled by the partnership.
Preferred Shares
The following description of preferred shares sets forth certain general terms and provisions of class A senior preferred shares and class B junior preferred shares. This description is in all respects subject to and qualified in its entirety by reference to applicable law and the provisions of the articles.
Priority
Each series of exchangeable senior preferred shares will rank on a parity with every other series of class A senior preferred shares with respect to dividends and return of capital, and each series of class B junior preferred shares will rank on a parity with every other series of class B junior preferred shares with respect to dividends and return of capital. The preferred shares shall be entitled to a preference over the exchangeable shares, the class B shares, the class C shares and any other shares ranking junior to the preferred shares with respect to priority in payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of our company, whether voluntary or involuntary, or any other distribution of the assets of our company among our shareholders for the specific purpose of winding up our affairs. The class A senior preferred shares shall be entitled to preference over the class B junior preferred shares for all such matters.
Directors’ Right to Issue in One or More Series
The preferred shares may be issued at any time and from time to time in one or more series. Before any shares of a series are issued, our board shall fix the number of shares that will form such series, if any, and shall, subject to any limitations set out in our articles or in applicable law, determine the designation, rights, privileges, restrictions and conditions to be attached to the preferred shares as the case may be, of such series.
Voting
Except as hereinafter referred to or as required by law or as specified in the rights, privileges, restrictions and conditions attached from time to time to any series of preferred shares, the holders of such preferred shares as a class shall not be entitled as such to receive notice of, to attend or to vote at any meeting of our shareholders.

Amendment with Approval of Holder of Preferred Shares
The rights, privileges, restrictions and conditions attached to the preferred shares as a class may be added to, changed or removed but only with the approval of the holders of such class of preferred shares given as hereinafter specified and subject to applicable law.
Approval of Holders of Preferred Shares
The approval of the holders of a class of preferred shares to add to, change or remove any right, privilege, restriction or condition attaching to such class of preferred shares as a class or in respect of any other matter requiring the consent of the holders of such class of preferred shares may be given in such manner as may then be required by law, subject to a minimum requirement that such approval be given by resolution signed by all the holders of such class of preferred shares or passed by the affirmative vote of at least two-thirds (2/3rds) of the votes cast at a meeting of the holders of such class of preferred shares duly called for that purpose.
The formalities to be observed with respect to the giving of notice of any such meeting or any adjourned meeting, the quorum required therefor and the conduct thereof shall be those from time to time required by applicable law as in force at the time of the meeting and those, if any, prescribed by our articles with respect to meetings of shareholders. On every poll taken at every meeting of the holders of a class of preferred shares as a class, or at any joint meeting of the holders of two or more series of a class of preferred shares, each holder of such class of preferred shares entitled to vote thereat shall have one vote in respect of each such preferred share held.